For more information, contact:

Anne Vincent

(210) 351-3778

anne.vincent@sbc.com

Note: SBC’s second-quarter earnings conference call will be broadcast live via the Internet at 10 a.m. EDT on July 21, 2005, at www.sbc.com/investor_relations.

SBC Reports Strengthened Second-Quarter Results:

Expanded Margins, Fifth Consecutive Quarter of Wireline

Revenue Growth, Solid Progress at Cingular Wireless

•	Earnings per diluted share of $0.30 on a reported basis and $0.43 before Cingular merger-related costs and a charge for termination of WilTel agreements

•	Reported consolidated operating income margin of 14.7 percent; 17 percent before WilTel charge – up versus the preceding quarter and the year-ago second quarter

•	Sustained growth in wireline revenues, with business revenuesup 4.8 percent, consumer revenues up 2.6 percent and wireline data revenues up 9.9 percent to a record $3 billion in the quarter

•	Cingular Wireless posts third straight quarter of strong results, with significant sequential margin improvement and a net gain of 1.1 million subscribers to reach 51.6 million in service

SAN ANTONIO, July 21, 2005 – SBC Communications Inc. (NYSE: SBC) today reported second-quarter results that reflect sustained wireline revenue growth, improved margins, strong cash from operations and continued progress at Cingular Wireless, the United States’ largest wireless provider, which is 60 percent owned by SBC.

“SBC’s second-quarter results demonstrate our ability to deliver solid financial returns as we compete aggressively and transform our business,” said Edward E. Whitacre Jr., SBC chairman and chief executive officer. “This was our fifth straight quarter of revenue growth, both business and consumer. Our attention to costs has allowed us to expand operating margins. And Cingular Wireless continues to make excellent progress, with strong subscriber growth and substantial margin improvement.

“Cingular’s results reflect outstanding execution of a thorough, carefully charted plan to integrate and strengthen operations after acquiring AT&T Wireless,” Whitacre said. “We are committed to delivering the same kind of focused, disciplined execution once approvals are completed for our planned acquisition of AT&T Corp.”

SBC Reports Second-Quarter 2005 Earnings

Consolidated Second-Quarter Financial Results

Results for the quarter ended June 30, 2005, included: (1) SBC’s portion of Cingular Wireless’ $649 million of merger integration and noncash intangible amortization costs, amounting to $0.08 per diluted share; and (2) a charge of $236 million, or $0.05 per diluted share, to terminate existing agreements with WilTel Communications, which will continue to provide transitional and out-of-market long distance services under a new agreement following the close of SBC’s planned acquisition of AT&T.

•	On a reported basis, SBC’s second-quarter earnings from continuing operations totaled $1 billion, or $0.30 per diluted share.
•	Excluding the two items noted above, SBC’s adjusted second-quarter earnings would have totaled $1.4 billion, or $0.43 per diluted share.
•

This compares with reported second-quarter 2004 earnings from continuing operations of $1.1 billion, or $0.34 per diluted share. These results included a charge of $263 million, or $0.05 per diluted share, reflecting net impacts from strike-related costs and labor settlements. Excluding this charge and income from equity investments that were disposed of over the past year, second-quarter 2004 earnings per share would have been $0.38.

       SBC’s second-quarter 2005 revenues totaled $10.3 billion, up 1.3 percent versus the year-earlier second quarter. Wireline revenues totaled $9.4 billion, up 1.6 percent from $9.2 billion in the second quarter of 2004. Wireline business revenues increased 4.8 percent, and consumer revenues grew 2.6 percent. The growth in business and consumer revenues was partially offset by declines in wholesale revenues. This marked SBC’s fifth consecutive quarter of growth in business, consumer and total wireline revenues.

Second-quarter 2005 operating expenses totaled $8.8 billion, up 0.6 percent versus the second quarter of 2004, and operating income was $1.5 billion, up 5.4 percent. Excluding the WilTel charge, consolidated operating expenses were $8.6 billion, compared with $8.5 billion before labor settlement and strike-related costs in the year-earlier quarter.

SBC’s second-quarter 2005 operating income margin was 14.7 percent on a reported basis and 17 percent excluding the charge to terminate the WilTel agreements. In the year-earlier second quarter, SBC’s operating income margin was 14.1 percent on a reported basis and 16.7 percent before labor settlement and strike-related costs. SBC’s reported operating income margin in the first quarter of 2005 was 15.2 percent.

In the second quarter, SBC generated $3.8 billion in cash from operations and received an additional $586 million in cash from Cingular Wireless. This compares with cash from operations in the year-earlier second quarter of $3.7 billion.

SBC Reports Second-Quarter 2005 Earnings

Cingular Wireless Results

As required by Generally Accepted Accounting Principles for joint ventures, SBC reflects Cingular Wireless' results in the Equity in Net Income of Affiliates line of its Consolidated Statements of Income rather than in consolidated revenues and expenses. Cingular’s detailed financial results are shown in SBC’s Statements of Segment Income.

Cingular’s second-quarter revenues totaled $8.6 billion, up 4.6 percent versus the first quarter of this year and up 5.4 percent versus pro forma revenue of $8.2 billion during the second quarter of 2004. (“Pro forma” results, which are provided to help compare current and prior-period results, reflect acquisitions and dispositions, including the acquisition of AT&T Wireless, as if they had occurred on Jan. 1, 2004.)

Cingular’s second-quarter reported operating expenses totaled $8.1 billion, essentially flat versus the first quarter of this year. Reported operating income totaled $504 million, up substantially from $114 million in the first quarter of this year.

Cingular’s second-quarter operating expenses included $204 million of direct merger integration costs. Excluding these costs, Cingular’s second-quarter operating income would have totaled $708 million, up from a comparable $219 million in the previous quarter. Excluding an additional $445 million of noncash expenses for the amortization of intangibles that were acquired as part of Cingular’s merger with AT&T Wireless, second-quarter operating income would have been $1.2 billion, up from a comparable $705 million in the first quarter of 2005.

As it achieved improved financial results, Cingular also delivered its third consecutive quarter of strong subscriber growth following its acquisition of AT&T Wireless. In the second quarter, Cingular posted a net subscriber increase of 1.1 million, virtually all postpaid, and ended the quarter with 51.6 million subscribers. Average monthly subscriber churn for postpaid subscribers was 1.8 percent, down from 1.9 percent in the preceding quarter. Total churn in the second quarter was 2.2 percent, flat with the first quarter of this year, reflecting higher churn in the legacy AT&T Wireless prepaid base.

Wireline Operational Highlights

SBC’s second-quarter metrics reflect solid operational progress in the quarter.

Data Revenues — Wireline data revenues grew 9.9 percent versus results in the year-earlier second quarter to an SBC record of $3 billion, driven by DSL/Internet growth, along with solid results in transport and integration services. SBC ranks No. 1 among its immediate peers in total data revenues.

DSL — SBC added 360,000 DSL lines in the second quarter, reflecting end-of-school-year seasonality. This compares with a net gain of 315,000 DSL lines in the second quarter a year ago. Over the past four quarters, SBC has added 1.7 million DSL lines, with 864,000 net adds in the first half of 2005, and ended June with 6 million in service, No. 1 among U.S. telecommunications providers. SBC’s consumer DSL

SBC Reports Second-Quarter 2005 Earnings

penetration of its primary retail lines now stands at 21 percent. DSL/Internet revenues grew 21.8 percent versus the second quarter of 2004 and were up 5 percent from the first quarter of this year.

Long Distance — SBC's total long distance lines increased by 770,000 to 22.8 million in service, up 23.6 percent versus the second quarter a year ago. At the end of the second quarter, 61 percent of SBC’s consumer retail lines and 42 percent of its retail business voice lines included long distance service.

Consumer Retail Connections — The second quarter was SBC’s fourth straight quarter with a net increase in consumer retail connections – retail access lines, DSL lines and video subscribers. SBC had a net increase in these connections of 60,000 in the second quarter and more than 1 million over the past four quarters. Driven by growth in consumer retail connections and bundled services, SBC’s consumer revenue per average retail primary access line increased 4.6 percent versus the year-ago second quarter.

Access Lines — SBC’s total retail consumer primary lines declined by 186,000, reflecting typical end-of-school-year seasonality. This compares with a decline of 394,000 in the year-earlier second quarter and a gain of 16,000 in the first quarter of 2005. Consumer additional lines declined by 110,000 in the second quarter versus a decline of 164,000 in the second quarter of 2004 and a decline of 104,000 in the first quarter of 2005. SBC’s retail business line base increased by 6,000 in the second quarter, compared with a decline of 228,000 in the second quarter a year ago and a decline of 45,000 in the first quarter of 2005. As expected, SBC’s switched wholesale lines declined by 527,000 in the second quarter of 2005 due to a 690,000 decline in UNE-P lines. Switched wholesale lines increased by 137,000 in the second quarter of 2004 and declined by 343,000 in the first quarter of 2005. SBC ended the second quarter of 2005 with 51 million total switched access lines.

Agreement to Acquire AT&T

On June 30, 2005, the shareholders of AT&T Corp. voted to approve the merger agreement with SBC. The planned transaction will combine AT&T’s global systems capabilities, business and government customers and fast-growing Internet Protocol (IP)-based business with SBC’s local exchange, broadband and wireless capabilities.

Under terms of the agreement, shareholders of AT&T will receive 0.77942 shares of SBC common stock for each common share of AT&T. In addition, at the time of closing, AT&T will pay its shareholders a special dividend of $1.30 per share. The stock consideration in the transaction is expected to be tax-free to AT&T shareholders.

The acquisition is subject to approval by regulatory authorities and other customary closing conditions. The companies have cleared regulatory hurdles in 28 states and in the District of Columbia. Eight states with approval authority remain to be completed. Federal and international reviews are also under way. SBC expects approvals to be completed to allow closing by late 2005.

SBC Reports Second-Quarter 2005 Earnings

Additional information concerning SBC’s second-quarter results may be found in the associated Investor Briefing available at www.sbc.com/investor_relations.

SBC Communications Inc. is a Fortune 50 company whose subsidiaries, operating under the SBC brand, provide a full range of voice, data, networking, e-business, directory publishing and advertising, and related services to businesses, consumers and other telecommunications providers. SBC holds a 60 percent ownership interest in Cingular Wireless, which serves 51.6 million wireless customers. SBC companies provide high-speed DSL Internet access lines to more American consumers than any other provider and are among the nation's leading providers of Internet services. SBC companies also offer satellite TV service. Additional information about SBC and SBC products and services is available at www.sbc.com.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company’s Web site at www.sbc.com/investor_relations.

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